Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258149

PROSPECTUS SUPPLEMENT NO. 21

(to prospectus dated August 6, 2021)

THE BEACHBODY COMPANY, INC.

4,866,417 SHARES OF COMMON STOCK

5,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

306,667 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 6, 2021 (the “Prospectus”), related to (i) the offer and sale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 4,866,417 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), and (b) 5,333,333 warrants to purchase Class A Common Stock, every 50 warrants exercisable for one share of Class A Common Stock at an exercise price of $575.00 per share (the “private placement warrants”) and (ii) the issuance by us of up to 306,667 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 13, 2024 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODY.” On February 12, 2024, the closing sale price per share of our Class A Common Stock was $9.60.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 13, 2024.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 08, 2024

The Beachbody Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39735	85-3222090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Continental Blvd Suite 400
El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 883-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODY	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.08 Shareholder Director Nominations

The Board of Directors (the “Board”) of The Beachbody Company, Inc. (the “Company”) has established June 4, 2024 as the date of the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). All other relevant information concerning the 2024 Annual Meeting will be included in the Company’s 2024 Annual Meeting proxy statement, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and become available to the Company’s stockholders at a later date.

Because the date of the 2024 Annual Meeting differs by more than thirty days from the anniversary date of the previous annual meeting of stockholders, previously announced deadlines for any stockholder proposals pursuant to Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise, are no longer applicable. Stockholders who wish to present a proposal in accordance with Rule 14a-8 for inclusion in the proxy materials to be distributed in connection with the 2024 Annual Meeting (the “Proxy Materials”), must submit their proposals or provide notice of such proposals, as applicable, in writing to the Company’s Corporate Secretary by no later than April 11, 2024, which the Company believes is a reasonable time before it begins to print and send the Proxy Materials.

In addition, pursuant to the Amended and Restated Bylaws (the “Bylaws”) of the Company, in order for any business (including director nomination proposals) to be properly brought before the 2024 Annual Meeting by a stockholder (other than by means of inclusion of a stockholder proposal in the Proxy Materials under Rule 14a-8), such stockholder must have delivered notice thereof in proper written form to the Company’s Corporate Secretary no later than the 90th day prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2024 Annual Meeting was first made by the Company. Accordingly, notice of stockholder proposals or nominations for directors for the 2024 Annual Meeting must be received on or before March 6, 2024, and such business must otherwise be a proper matter for stockholder action.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act.

Proposals and notices must comply with the specific requirements set forth in the Company’s Bylaws and applicable law and must be sent to the Company’s Corporate Secretary at its principal executive offices at 400 Continental Blvd., Suite 400, El Segundo, California 90245.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Beachbody Company, Inc.

Date:	February 13, 2024	By:	/s/ Jonathan Gelfand
Jonathan Gelfand Executive Vice President, Business and Legal Affairs and Corporate Secretary